Exhibit 13

SFI Intermediate Ltd.
c/o HM International, LLC
5810 East Skelly Drive
Suite 1000
Tulsa, Oklahoma 74135-1914

October 30, 2004

Domaines Barons de Rothschild (Lafite) SCA
c/o Francis S. Currie
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025

Gentlemen:

     The Chalone Wine Group Ltd. (“Chalone”) and Domaines Barons de Rothschild (Lafite) SCA (“DBR”) have advised us that, on the date hereof, DBR, Triple Wines, Inc. (“Merger Sub”) and Chalone have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the merger of Merger Sub with and into Chalone. Chalone and DBR have provided us with a copy of the Merger Agreement as executed by the parties on the date hereof.

     At your request, this letter will confirm that each of SFI Intermediate Ltd. (“SFI”) and GHA 1 Holdings, Inc. (“GHA”) agrees that it shall not effect any Transfer (as defined below) of any Subject Shares or an interest in SFI that is sufficient to control or direct the management of the business of SFI, including its investment in Chalone (a “Controlling Interest in SFI”), or enter into any agreement that requires or provides for any Transfer of any Subject Shares or a Controlling Interest in SFI, in each case other than a Transfer of the Subject Shares or a Controlling Interest in SFI (i) as a result of the consummation of the transactions contemplated by the Merger Agreement or (ii) to a Permitted Transferee (as defined below) who agrees in writing to comply with the same obligations to which the transferor is subject hereunder. As used herein, (a) the term “Transfer” means, with respect to the Subject Shares or a Controlling Interest in SFI, any sale, transfer, pledge, assignment or other disposition (including by gift) thereof or any interest therein, (b) the term “Subject Shares” means, with respect to SFI or GHA, the shares of common stock, no par value, of Chalone that are reported as beneficially owned by such entity in the Schedule 13D with respect to such common stock filed with the Securities and Exchange Commission by SFI, GHA and Phyllis S. Hojel, as amended to date (the “Schedule 13D”) and (c) the term “Permitted Transferee” means (i) a person who has a direct or indirect economic interest in SFI or GHA, as applicable, as of the date hereof, (ii) a member of the immediate family of any person identified in clause (i) above, (iii) an entity that is wholly owned, directly or indirectly, by persons or family members identified in clause (i) or (ii) above or (iv) a trust of which the sole beneficiaries are, directly or indirectly, persons or family members identified in clause (i) or (ii) above.

     Each of SFI and GHA hereby severally represents and warrants (solely as to itself) to DBR as follows:

     (a) Each of SFI and GHA is duly formed or incorporated (as applicable), validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has all requisite partnership or corporate power and authority (as applicable) to execute and deliver this letter and to carry out its obligations hereunder. The execution, delivery and performance of this letter agreement by SFI and GHA have been duly authorized by all necessary partnership or corporate action (as applicable) on the part of SFI and GHA. This letter has been duly executed and delivered by SFI and GHA and constitutes (assuming due authorization, execution and delivery by DBR) a valid and binding obligation of SFI and GHA, enforceable against SFI and GHA in accordance with its terms.

     (b) The execution and delivery of this letter agreement do not, and compliance with the provisions of this letter will not, conflict with, or result in any violation of the organizational documents of SFI or GHA, any United States or foreign Law applicable to SFI or GHA, or by which any property or asset of SFI or GHA is bound or affected or any contract or agreement of SFI or GHA, in each case, with such exceptions as would not materially affect the ability of SFI or GHA to satisfy its obligations hereunder. For purposes of this letter agreement, the term “Law” means any statute, law (including common law), ordinance, rule or regulation.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any governmental entity or body is required by or with respect to either SFI or GHA in connection with the execution, delivery and performance of this letter agreement by SFI and GHA, except for the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended, as may be required in connection with this letter agreement or any of the transactions referred to herein.

     (d) Each of SFI and GHA beneficially owns the Subject Shares in the manner described in the Schedule 13D. Neither of SFI or GHA has granted, or agreed to grant, any proxy or entered into, or agreed to enter into, any voting agreement with respect to the Subject Shares, except for agreements that have heretofore been terminated as disclosed in the Schedule 13D.

     Each of SFI and GHA agrees that this letter agreement and its obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including its successors and assigns. In the

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event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of Chalone affecting the capital stock of Chalone, the number of Subject Shares shall be adjusted appropriately.

     This letter agreement shall terminate and SFI and GHA shall cease to have any further obligations hereunder upon the earliest of (i) the termination of the Merger Agreement for any reason, (ii) an amendment to the Merger Agreement which provides for a reduction in the price per share of Common Stock payable to the shareholders of Chalone other than DBR or a change in any other material financial term of the Merger Agreement which is adverse to SFI or GHA and (iii) March 31, 2005.

     This letter agreement shall be governed by the laws of the State of California applicable to agreements made wholly within such state, without regard to the conflict of law provisions thereof.

     This letter agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     Neither SFI nor GHA makes any agreement or understanding herein for or on behalf of any person that it has designated to serve as a director or officer of Chalone. Each of SFI and GHA signs solely in its capacity as the beneficial owner of the Subject Shares, and nothing herein shall limit or affect any actions taken by any officer or director of Chalone designated by SFI or GHA.

     This letter agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and permitted assigns, and no other person or entity shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this letter agreement as a third party beneficiary or otherwise. No party may assign this letter agreement, or any rights, benefits or entitlements hereunder, to any other person or entity without the prior written consent of the other parties.

     This letter agreement may be modified or amended only by a written instrument executed by each of SFI, GHA and DBR.

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     This letter agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement.

Very truly yours,

SFI INTERMEDIATE LTD.

By: GHA I HOLDINGS, INC.
General Partner

By: /s/ Phyllis S. Hojel
Name: Phyllis S. Hojel
Title: President and Secretary

GHA 1 HOLDINGS, INC.

By: /s/ Phyllis S. Hojel
Name: Phyllis S. Hojel
Title: President and Secretary

Agreed to and Accepted
as of the date first above
written.

DOMAINES BARONS DE ROTHSCHILD
    (LAFITE) SCA

By:	/s/ Eric de Rothschild

Name: Eric de Rothschild Title: Managing Director